As filed with the Securities and Exchange Commission on July 11, 2007
Registration No. 333-87082

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STRATOS INTERNATIONAL, INC.
(formerly Stratos Lightwave, Inc.)
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-4360035 (I.R.S. Employer Identification Number)
7444 West Wilson Avenue
Chicago, Illinois 60706
(708) 867-9600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Phillip A. Harris
President and Chief Executive Officer
Stratos International, Inc.
7444 West Wilson Avenue
Chicago, Illinois 60706
(708) 867-9600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Thomas R. Stephens, Esq.
Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop Street, 8th Floor
Denver, Colorado 80202
(303) 592-3100

Approximate date of commencement of proposed sale to the public:
This post-effective amendment deregisters those shares of common stock that remain unsold hereunder as of the date hereof.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

DEREGISTRATION OF SECURITIES

     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-87082) of Stratos International, Inc., a Delaware corporation (the “Registrant”), pertaining to 5,513,177 shares of the Registrant’s common stock, par value $0.01 per share, which the Registrant filed with the Securities and Exchange Commission (the “Commission”) on April 26, 2002, as amended by Amendment No. 1 to Form S-3 which the Registrant filed with the Commission on May 30, 2002 (the “Registration Statement). The Registration Statement became effective on May 30, 2002. The shares were registered to permit the sale, from time to time subject to certain resale restrictions described in the Registration Statement, of such shares by the selling stockholders listed in the Registration Statement (“Selling Stockholders”).
     The Registrant stated in the Registration Statement that it intended to deregister any of the shares not sold by the Selling Stockholders “two years from closing on or about March 28, 2004.” In accordance with such provision, along with the Registrant’s undertaking under Regulation S-K Item 512(a)(3) to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration such number of shares of common stock originally registered by the Registration Statement that remain unsold as of the date hereof. Accordingly, the Registrant hereby requests that upon the effectiveness of this Post-Effective Amendment No. 1, all securities that remain unsold under the Registration Statement be removed from registration. Upon the deregistration of these securities, no securities remain registered for sale pursuant to the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 10, 2007.

STRATOS INTERNATIONAL, INC.
By:	/s/ Phillip A. Harris
Phillip A. Harris
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/ s / Phillip A. Harris Name: Phillip A. Harris	Director, President and Chief Executive Officer (Principal Executive Officer)	July 10, 2007

/ s / Barry Hollingsworth Name: Barry Hollingsworth	Chief Financial Officer (Principal Financial and Accounting Officer)	July 10, 2007

/ s / Reginald W. Barrett Name: Reginald W. Barrett	Chairman of the Board	July 10, 2007

Name: Kenne P. Bristol	Director

Name: David Y. Howe	Director

/ s / Charles Daniel Nelsen Name: Charles Daniel Nelsen	Director	July 10, 2007

/ s / Edward J. O’Connell Name: Edward J. O’Connell	Director	July 10, 2007

Name: Brian J. Stark	Director

/ s / Newell V. Starks Name: Newell V. Starks	Director	July 10, 2007

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